Exhibit 99.1

                         ZILOG ANNOUNCES ACTING CEO


CAMPBELL, CA (MARCH 1, 2001) - ZiLOG Inc. (formerly ZLG on the NYSE), the Extreme Connectivity Company, today announced that Curtis J. Crawford, Chairman of the Board, President and Chief Executive Officer of ZiLOG has named James M. Thorburn as Acting Chief Executive Officer while Mr. Crawford continues to lead the effort to identify and hire a permanent successor.

Mr. Thorburn, former Chief Operations Officer of ON Semiconductor and former Chief Financial Officer of ZiLOG will return to ZiLOG in the capacity of Senior Chief Operations Officer. Initially he will serve as Acting Chief Executive Officer. Mr. Thorburn will function in this capacity indefinitely until the Board of Directors identifies and hires a permanent Chief Executive Officer and President.

"All responsibility for the day-to-day operations of ZiLOG will reside with Jim Thorburn effective March 5, 2001." Mr. Crawford said.

Mr. Crawford will remain as ZiLOG's Chairman of the Board and will continue to guide the company's strategic direction. "As the Chairman of the Board of ON Semiconductor and ZiLOG, I have worked with Jim for the past three years and I am delighted he has accepted the opportunity to return to ZiLOG. While at ON Semiconductor, Jim demonstrated great strategic focus and operational effectiveness in building a world class company," Mr. Crawford said.

Mr. Thorburn is "happy and excited to return to ZiLOG to work as a part of the transition team to help ZiLOG be successful. I see this as a great opportunity to focus my energy on the execution of the ZiLOG strategic plans."

ABOUT ZILOG INC.

ZiLOG, (formerly ZLG on the NYSE) the Extreme Connectivity Company, designs, manufactures and markets semiconductor micro-logic devices for the growing communications and embedded control markets. Headquartered in Campbell, Calif., ZiLOG employs approximately 1,300 people worldwide. ZiLOG maintains design centers in Campbell; Austin, Texas; Ft. Worth, Texas; Nampa, Idaho; Seattle, Wash.; and Bangalore, India, a worldwide customer service center in Austin, advanced manufacturing in Nampa and test operations in Manila, Philippines. www.zilog.com

                                   # # #

ZiLOG is a registered trademark of ZiLOG Inc. in the United States and in other countries. "Extreme Connectivity Copyright ZiLOG 1999". All other product and or service names mentioned herein may be trademarks of the companies with which they are associated.

Some statements contained in this press release which are not historical facts may be forward-looking statements subject to risks and uncertainties that could cause ZiLOG's actual results and financial position to differ materially. Certain of these risks including those related to the ability to implement business strategy and dependence on key personnel are discussed more fully in the Company's filings with the SEC, including its Registration Statement on Form S-1. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

FOR MORE INFORMATION:
Kimberly Malanczuk
Director, Public Communications
ZiLOG Inc.
408-558-8381
kmalanczuk@zilog.com